PRESS RELEASE

OFFSHORE LOGISTICS TO REDEEM
6% CONVERTIBLE SUBORDINATED NOTES DUE 2003
AND 7 7/8% SENIOR NOTES DUE 2008

          Lafayette, Louisiana, (June 25, 2003) – Offshore Logistics, Inc. (NYSE: OLG) (the “Company”) announced today that it will optionally redeem on July 29, 2003 all of its outstanding 6% Convertible Subordinated Notes due 2003 and all of its outstanding 7 7/8% Senior Notes due 2008. The redemption price for the 6% Convertible Subordinated Notes is 100.86 percent of their principal amount plus accrued interest of $7.33 per $1,000 of face value. The redemption price for the 7 7/8% Senior Notes is 103.938 percent of their principal amount plus accrued interest of $3.06 per $1,000 of face value. There are $90.9 million principal amount of 6% Convertible Subordinated Notes and $100.0 million principal amount of 7 7/8% Senior Notes outstanding. As previously announced, the redemption price for the notes will be funded with a portion of the proceeds from the Company’s recent sale of $230.0 million principal amount of 6 1/8% Senior Notes due 2013.

          Offshore Logistics, Inc. is a leading provider of helicopter transportation services to the worldwide offshore oil and gas industry with operations in both the Gulf of Mexico and the North Sea. The Company also has operations, both directly and indirectly, in most of the other major offshore oil and gas producing regions of the world, including Nigeria, Australia, Mexico, Trinidad, Brazil and China. In addition, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico.

          This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements about the Company’s future business, strategy, operations, capabilities and results; financial projections; plans and objectives of the Company’s management; expected actions by the Company and by third parties, including the Company’s customers, competitors and regulators; and other matters. Some of the forward-looking statements can be identified by the use of words such as believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, could or other similar words. All statements in this press release other than statements of historical fact or historical financial results are forward-looking statements. The forward-looking statements contained in this press release reflect the Company’s views and assumptions on the date of this press release regarding future events and operating performance. The Company believes that they are reasonable, but they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Accordingly, you should not put undue reliance on any forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended March 31, 2003. A copy of these filings may be obtained by contacting the Company or the SEC.

Investor Relations Contact:
H. Eddy Dupuis
Phone: (337) 233-1221
Fax: (337) 235-6678
investorrelations@olog.com